Exhibit 10.9
COMPELLENT TECHNOLOGIES, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (the “Agreement”), originally entered into as of the 12th day of July, 2002, is by and between Compellent Technologies, Inc., a Delaware corporation (“the Company”), and Philip E. Soran (“Executive”), an individual residing in the State of Minnesota, is hereby amended and restated, effective as of the 16th day of August, 2007.
Recitals
     The Company desires to employ Executive and avail itself of the unique skills, talents, contacts, judgment and knowledge of Executive;
     Executive desires to be employed by the Company pursuant to the terms and conditions described more fully below:
     Now, Therefore, in consideration of the foregoing and the mutual covenants set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:
Agreements
     1. Employment and Duties. Subject to the terms and conditions set forth herein, Executive shall serve as the Company’s President and Chief Executive Officer, with those duties set forth on Schedule 1 attached hereto. Executive shall devote his full working time and efforts to the Company’s business, to the exclusion of all other employment or active participation in other business interests, unless otherwise consented to in writing by the disinterested members of the Board of Directors of the Company (the “Board”). The Executive may not serve as a director on any board of directors without the unanimous written consent of the Board.
     2. Term of Employment. Executive’s employment with Company shall be at will and this Agreement may be unilaterally terminated by either party subject to the terms of Section 8 of this Agreement.
     3. Compensation. For all services rendered by Executive pursuant to this Agreement, including serving on the Board of Directors of the Company or any of its subsidiaries or affiliates, if required by the Company, the Company shall compensate Executive pursuant to the terms and conditions as initially listed in Schedule 2 attached hereto, or as it may be adjusted from time to time hereafter.
     4. Confidential Information.
          A. Executive acknowledges that it is the policy of the Company (for purposes of this Section 4, the term “the Company” shall also refer to any subsidiary, parent or other affiliate of the Company, subsidiaries of the parent company, any holding company related to the Company or its parent and any subsidiaries thereto) to maintain as secret and confidential all valuable and unique information heretofore or hereafter acquired, developed or used by the

Company relating to the business, operations, employees, and/or clients of the Company which gives the Company a competitive advantage in its industry, including, without limitation, information about net costs, profits, markets, suppliers, sales products, key personnel, pricing policies, operational methods, technical processes, computer software, computer programs, blue-prints, algorithms, research and development materials and other business affairs and methods and other information not readily available to the public, operating manuals, computer software for the Company’s market tracking system, financial statements, forecasts and operating data and business plans (all such information is hereinafter referred to as “Confidential Information”). Executive recognizes that the services to be performed by him are special and unique, and that by reason of Executive’s duties, he will acquire and have access to Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. In consideration of the Company’s entering into this Agreement, Executive agrees that during the term of this Agreement and at all times thereafter: (i) except in connection with the performance of his duties, Executive shall never, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained before or during Executive’s employment by the Company (whether obtained prior to, during or after the term of this Agreement) without the prior written consent of the Company’s Board of Directors; and (ii) during the term of this Agreement, he shall exercise all due and diligent precautions to protect the integrity of the Company’s mailing lists and sources thereof, statistical data and compilations, agreements, contracts, manuals or other documents embodying any Confidential Information.
          B. The provisions of this Section 4 shall not apply to Confidential Information (i) which is known generally to the public, (ii) which otherwise comes into the public domain without the fault of Executive, or (iii) which Executive obtains from sources other than the Company or its employees, agents or representatives (provided that such exception shall not be applicable to Confidential Information disclosed to Executive in Executive’s position as a director, officer and employee of the Company).
     5. Non-competition.
          A. During the term of this Agreement and for a period of six (6) months after the termination of this Agreement for any reason (or for such a lesser period of time as may be determined by a court of law or equity to be a reasonable limitation on Executive), unless the Company is in material default of the provisions of Section 9 hereof, as applicable, Executive shall not do the following:
               (i) Solicit, directly or indirectly, any director, officer or employee of the Company (for purposes of this Section 5, the term “the Company” shall also refer to any subsidiary, parent or other affiliate of the Company, subsidiaries of the parent company, any holding company related to the Company or its parent and any subsidiaries thereto) to discontinue that individual’s status of employment with the Company, nor to become employed in any activity similar to or competitive with the business of the Company being conducted at the time of termination of this Agreement within the territories in which the Company conducts its business operations;
               (ii) Solicit or cause or authorize, directly or indirectly to be solicited, for or on behalf of Executive or any third party, from others who are customers of the Company or active prospects, any business which is competitive with the Company within the territories in which the Company conducts its business operations;
               (iii) Enter into or engage, directly or indirectly, in any business that directly competes with the business conducted by the Company within the territories in which the Company conducts its business operations;
               (iv) Solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company;
               (v) Promote or assist, financially or otherwise, any person or entity engaged in any business that directly competes with the business conducted by the Company within the territories in which the Company conducts its business operations; or
               (vi) Engage in or invest in, own, manage, operate, finance, control, consult with or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name to or render services or advice to any business that directly competes with the business conducted by the Company within the territories in which the Company conducts its business operations.
          B. Nothing herein shall prohibit Executive from holding shares or stock or warrants or debentures in a company listed on a nationally or internationally recognized stock exchange, if Executive owns no more than five percent (5%) of such company’s shares entitled to vote at a meeting of its shareholders.
     6. Remedies for Violations of Sections 4 and 5.
          A. If the covenants contained in Sections 4 or 5 are violated, Executive acknowledges and agrees that such violation will cause irreparable damage to the Company, that the remedy at law of the Company will be inadequate and that the Company shall, in addition to, but not in limitation of, any other rights or remedies available at law or in equity, be entitled to injunctive relief and/or specific performance without the posting of a bond or other security without the necessity of proving actual damage.
          B. The parties hereto acknowledge that the provisions of Sections 4 and 5 shall survive the termination of this Agreement.
          C. If the duration of, the scope of or any business activity covered by any provision of Sections 4 or 5 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that Sections 4 and 5 shall be given the construction which renders the provisions valid and enforceable to the maximum extent, not exceeding their express terms, possible under applicable law.
     7. Proprietary Information and Inventions Agreement. Executive affirms his obligations under the Proprietary Information and Inventions Agreement (the “Proprietary

Agreement”) that is attached as Schedule 3 hereto, which he has previously executed in connection with the commencement of his employment.
     8. Termination.
          A. Voluntary Termination. Except as provided in Sections 8.B., C., D. and E., each party hereto may terminate this Agreement by giving to the other party no less than sixty (60) days prior written notice of the party’s intent to terminate. If Executive voluntarily terminates this Agreement without Good Reason then the Company shall have no further liability to Executive for any payment, compensation or benefit whatsoever. If the Company voluntarily terminates this Agreement without Cause (as set forth in Section 8.D. hereof) or Executive Terminates this Agreement for Good Reason (as set forth in Section 8.E.) then Executive shall be entitled to a severance payment as described in Section 9 of this Agreement.
          B. By Death. This Agreement shall be terminated automatically upon the death of Executive. The Company’s total liability in such event shall be limited to payment of Executive’s salary and benefits through the date of Executive’s death.
          C. By Disability. The Company may terminate the Executive upon the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days. The Company shall have no liability for severance pay or benefits following the date of Executive’s termination of employment.
          D. For Cause. The employment relationship between Executive and the Company created hereunder shall automatically and immediately terminate upon the occurrence of any one of the following events:
               (i) the conviction of Executive of a felony;
               (ii) the gross negligence or willful misconduct of Executive which is reasonably determined by the Board to be injurious to the business or interests of the Company;
               (iii) Executive’s willful violation of specific and lawful directions of the Board, which persists for a period of 5 days after notice is given of such willful violation;
               (iv) excessive absenteeism of Executive which persists for a period of 30 days after the Board has given the Executive notice of such absenteeism;
               (v) material failure of Executive to perform or observe the provisions of this Agreement with the Company which persists for a period of 30 days after notice is given of such failure to perform or observe; or
               (vi) any act of fraud with respect to any aspect of the Company’s business where such act is reasonably determined by the Board to be injurious to the business of the Company.

          E. Good Reason. Executive’s voluntary resignation of his employment under this Agreement will be considered to be with “Good Reason” if, following the occurrence of one or more of the events listed below, Executive (1) provides written notice to the Board of the event(s) constituting Good Reason within thirty (30) days after the first occurrence of such event(s), (2) the Board a fails to reasonably cure such event(s) within thirty (30) days after receiving such notice, and (3) Executive’s termination of his employment is effective not later than thirty (30) days after the end of the period in which the Board may cure the event(s). The following events will give rise to Good Reason, unless Executive has consented thereto in writing:
               (i) A permanent material reduction or diminution in the Executive’s job responsibilities or duties; provided, however, that neither a mere change in title alone nor reassignment to a position that is substantially similar to the position held prior to the reassignment shall constitute Good Reason;
               (ii) A material reduction by the Company of Executive’s Base Salary as in effect on the date of this Agreement (as set forth on Schedule 2 hereof) or as same may be increased from time to time thereafter; provided, however, that a general reduction of the base salary of all executive employees of the Company shall not constitute Good Reason; or
               (iii) The relocation of Executive, on a permanent basis, to an office that is more than seventy-five (75) miles from the Minneapolis/St. Paul, Minnesota metropolitan area (unless such relocation does not materially increase Executive’s average round trip commuting time).
     9. Severance.
          A. If the Company voluntarily terminates Executive’s employment without cause (and other than as a result of Executive’s death or disability) or if Executive resigns his employment with Good Reason, then subject to the effectiveness of Executive’s executed general waiver and release of claims in favor of the Company and its affiliates (in substantially the form attached hereto as Schedule 4), and provided Executive complies with his continuing obligations to the Company, Executive shall be entitled to receive (i) a lump sum payment equal to six (6) months of his Base Salary, less applicable withholdings and (ii) if Executive was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company immediately prior to termination, and Executive elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay the full amount of the premiums due for Executive and his eligible dependents for the first six (6) months of coverage under COBRA (or until such earlier time as Executive and/or his eligible dependents are no longer eligible for COBRA coverage). Executive must execute the release of claims with in forty-five (45) days following the date of termination, and allow the release to become effective in accordance with its terms. If the release becomes effective within such time period, then the all three of the lump sum payments shall be paid on the first regular payroll pay date following the effective date of the release.

          B. If the Company (or, if applicable, the successor entity thereto) determines that these severance payments and benefits (the “Payments”) constitute “deferred compensation” under Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”) and Executive is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Payments shall be delayed as follows: on the earliest to occur of (i) the date that is six months and one day after the termination date, (ii) the date of the Eligible Employee’s death, or (iii) such earlier date, as reasonably determined in good faith by the Company (or any successor entity thereto), as would not result in any of the Payments being subject to adverse personal tax consequences under Section 409A (such earliest date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Payments had not been delayed pursuant to this Section 9(B) and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules set forth in Section 9(A) above. For the avoidance of doubt, it is intended that (1) each installment of the Payments provided in Section 9(A) above is a separate “payment” for purposes of Section 409A, (2) all Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (3) the Payments consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(9)(v).
     10. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction in accordance with Section 16 for injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
     11. Attorney Fees. If any arbitration proceeding or action at law or in equity, including any action for declaratory or injunctive relief, is brought which arises out of this Agreement or the termination of Executive’s employment, or which seeks to enforce or interpret this Agreement or to seek damages for its breach, the prevailing party shall be entitled to recover reasonable attorney fees from the non-prevailing party, which fees may be set by the court or arbitrator in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.
     12. Assignment. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. This Agreement shall not be assignable or delegable by the Company. Any attempted assignment by Executive or the Company shall be void. Notwithstanding the preceding two sentences, this Agreement may be assigned or delegated by the Company to any parent company, subsidiary, successor or affiliate (where such affiliate is at least 51% owned by the Company) of the Company. The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Executive and upon the successors, affiliates, representatives and assigns of the Company.
     13. Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law, and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable under present or future law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.
     14. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:
If to the Company:
7625 Smetana Lane
Eden Prairie, MN 55344
Attention: Board of Directors
If to the Executive:
Philip E. Soran
c/o Compellent Technologies, Inc.
7625 Smetana Lane
Eden Prairie, MN 55344
Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.
     15. Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.
     16. Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than the state of Minnesota. The parties agree that any dispute concerning this Agreement is to be brought in the District Court in Hennepin County, Minnesota and consent to jurisdiction and venue therein.
     17. Indemnification. Executive shall be indemnified by the Company in accordance with, and to the fullest extent permitted by, the provisions of the Delaware General Corporation Act, as it may be amended from time to time.
     18. Entire Agreement and Amendment. This Agreement contains the entire understanding and agreement between the parties, except as otherwise specified herein, and supersedes any other agreement between Executive and the Company, whether oral or in writing, with respect to the subject matter hereof. This Agreement may not be altered or amended, nor may any of its provisions be waived, except by a writing signed by both parties hereto or, in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced.
     19. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
     20. Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.
[signature page follows]

     In Witness Whereof, the parties have executed this Agreement as of the date first above written.
THE COMPANY:
Compellent Technologies, Inc.

By	/s/ John P. Guider

Its Chief Operating Officer
EXECUTIVE:

/s/ Philip E. Soran

Philip E. Soran

SCHEDULE 1
Position and Duties of Executive
Position:
Executive is employed in the following position with the Company: President and Chief Executive Officer.
Duties:
Executive shall have the following duties:
Overall executive management of the Company.

SCHEDULE 2
Compensation
Base Salary:
Executive shall receive an annual Base Salary of $290,000 for calendar year of 2007. Determination of annual Base Salary beyond calendar year 2007 shall be made by mutual agreement of Executive and the Company. The Base Salary shall be subject to all appropriate federal and state withholding taxes and shall be payable on the Company’s regular payroll schedule, which currently is a semi-monthly basis in twenty-four (24) equal installments per year.
Benefits:
Executive shall be eligible to participate in all benefit programs and plans that the Company provides to its key management employees consistent with the policies and procedures of the Company. Additionally, the Company shall provide an annual allowance of $1,000 for a medical physical examination for Executive.
Bonus:
Executive shall be entitled to participate in a mutually agreed upon yearly Bonus Program, as in effect from time to time, at the level determined by the Board.
Vacation:
Executive shall be entitled to accrue vacation days, in accordance with the Company’s general vacation accrual policy, to be taken with due observance of the interests of the Company. Upon termination of this Agreement during a calendar year, compensation for vacation not used will be calculated and compensated for on a pro rata basis. Executive shall also be entitled to such holidays as are typically observed by the Company.
Reimbursement of Expenses:
The Company recognizes that Executive may incur legitimate business expenses in the course of rendering services to the Company. Accordingly, the Company shall reimburse Executive for reasonable business expenses to the extent and on the terms provided in the Company’s policies, provided, however, that Executive shall not be reimbursed for any such expense that is not substantiated, to the Company’s reasonable satisfaction, by way of invoice or other pertinent documentation or information.

SCHEDULE 3
PROPRIETARY AGREEMENT

SCHEDULE 4
RELEASE AGREEMENT
     I understand that this Release, together with the rights to severance payments and benefits set forth in the employment agreement between the Company and me dated August 16, 2007 (the “Employment Agreement”) to which this Release is attached, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Employment Agreement.
     I hereby confirm my obligations under my Proprietary Agreement with the Company.
     Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or the Department of Labor, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released

Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.
     I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
     I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

Employee

Name:

Date: